California Quality Municipal Trust (VQC)

                          Results of Shareholder Votes


The Annual Meeting of Shareholders of the Trust was held on June 21, 2000, where shareholders voted on the election of trustees and the ratification of Deloitte & Touche LLP as the independent auditors.

1) With regards to the election of the following trustee by common shareholders of the Trust:
                                                 # of Shares
                                  ---------------------------------------------
                                        In Favor                    Withheld
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Wayne W. Whalen                        9,040,733



With regards to the election of the following trustee by preferred shareholders of the Trust:
                                                 # of Shares
                                  ---------------------------------------------
                                        In Favor                    Withheld
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Rod Dammeyer                             2,986



The other trustees of the Trust whose terms did not expire in 2000 are David C. Arch, Howard J Kerr, Theodore A. Myers, Richard F. Powers, III and Hugo F. Sonnenschein.



2.) With regards to the ratification of Deloitte & Touche LLP as the independent auditors for the Trust, 9,000,406 common shares, 2,986 preferred shares voted in favor of the proposal, 11,483 shares voted against and 160,030 shares abstained.